                                                                    EXHIBIT 10.1

                                  [LADD LOGO]

                                                        NEWS RELEASE

                                                        FOR IMMEDIATE RELEASE
                                                        JULY 20, 1998

                                                        CONTACT:  JOHN J. ONG
                                                        (336) 315-4049
                                                        E-MAIL: jong@laddnet.com


                      LADD SECOND QUARTER EARNINGS UP 74%
                          SIX-MONTH PROFITS JUMP 141%


     GREENSBORO, NC -- LADD Furniture, Inc. today reported that its net earnings for the second quarter of fiscal 1998 jumped 74 percent from the year-earlier quarter, on a sales increase of 8 percent. For the fiscal second quarter ended July 4, 1998, LADD earned $2.9 million, or $0.35 per share (diluted), as compared to $1.7 million, or $0.21 per share (diluted) in last year's second quarter. Net sales for the second quarter totaled $135.5 million, as compared to $125.6 million for last year's comparable period. For the first six months, net sales rose 14%, to $282.9 million this year, from $248.9 million in 1997. Profits for this year's first six months were sharply ahead of the comparable 1997 level, as net earnings totaled $5.2 million, or $0.65 per share (diluted), for the six months ended July 4, 1998 - compared with $2.2 million, or $0.28 per share (diluted).

     LADD chairman and CEO Fred L. Schuermann, Jr. said he was pleased with the quarter's profit improvement. "We achieved meaningful margin progress in the second quarter," Schuermann said, "which enabled net earnings to increase substantially faster than our sales growth during the period." He noted, that for the second quarter, LADD's total residential casegoods (wood furniture) sales increased 9 percent from a year earlier, while residential upholstery sales edged up 2 percent, and contract furniture volume gained 11 percent.
"Our order backlog remains healthy," Schuermann said, "and we are looking forward to third quarter shipments of the exciting new products we introduced at the April home furnishings market."

     He concluded, "Although we are pleased with the 14% sales growth achieved in the first half of 1998, incoming order rates in the second quarter were below what we had expected at the beginning of the period, and were roughly flat compared to a year earlier. However, we expect our industry to continue growing over the remainder of 1998 and into 1999, and we feel strongly that LADD is well-positioned to participate fully in this trend. Our primary operating objectives for the company continue to be profitability improvement, debt reduction, and solidly-grounded sales growth for our existing furniture brands."


                                     -more-


                               [LADD LETTERHEAD]

     Executive vice president and chief financial officer William S. Creekmuir reported that total debt at mid-year stood at $116.2 million and represented a leverage ratio (total debt as a percentage of total debt plus shareholders' equity) of 45.8%. Creekmuir noted that this was a decline of $9.2 million from the debt level at the beginning of fiscal 1998, and a decline of $4.6 million from the prior quarter. "We are continuing the trend of debt reduction which began early in 1996 while simultaneously increasing shareholders' equity," Creekmuir said, "and, as a result, we are moving steadily toward our overall leverage objectives." He added that, due to a combination of lower indebtedness and reduced interest rates, LADD's interest expense declined $348,000 or 13 percent in this year's second quarter compared to a year earlier, and was down $769,000, also a 13 percent reduction, through the first six months of fiscal 1998.

     Headquartered in Greensboro, NC, LADD is one of the largest North American residential furniture manufacturers. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these products worldwide through LADD International. LADD's contract sales group, manufactured under the American Martinsville name, is also one of the world's leading suppliers of guest room furniture to the hotel industry, as well as to assisted-living (retirement) facilities and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF and information on the company can be found on the Internet at www.laddfurniture.com.

TABLE FOLLOWS

                                 # # # # # # #

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales growth resulting from industry growth and the company's new product introductions, in addition to those factors set forth in the company's required filings with the U.S. Securities and Exchange Commission.

NOTE: To receive fax copies of recent LADD news releases free of charge, just dial 800-758-5804, extension 501325. These releases are also available via the company's Internet site at www.laddfurniture.com ("company news").

LADD FURNITURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (PRELIMINARY AND UNAUDITED)
--------------------------------------------------------------------------

                                                            13 Weeks Ended
                                                ------------------------------------
                                                 June 28, 1997          July 4, 1998
                                                ------------------------------------
Net sales (1)                                   $  125,572,000           135,505,000

Earnings before interest and income taxes            5,424,000             7,075,000

Interest expense                                     2,719,000             2,371,000

Earnings before interest and income taxes            2,705,000             4,704,000

Income tax expense                                   1,055,000             1,835,000

Net earnings                                    $    1,650,000             2,869,000

Net earnings per common share - basic           $         0.21                  0.37

Net earnings per common share - diluted         $         0.21                  0.35

Weighted average number of
 common shares outstanding                           7,737,217             7,812,039
------------------------------------------------------------------------------------


                                                            26 Weeks Ended
                                                ------------------------------------
                                                 June 28, 1997          July 4, 1998
                                                ------------------------------------
Net sales (1)                                   $  248,940,000           282,914,000

Earnings before interest and income taxes            9,282,000            13,527,000

Interest expense                                     5,724,000             4,955,000

Earnings before interest and income taxes            3,558,000             8,572,000

Income tax expense                                   1,388,000             3,343,000

Net earnings                                    $    2,170,000             5,229,000

Net earnings per common share - basic           $         0.28                  0.67

Net earnings per common share - diluted         $         0.28                  0.65

Weighted average number of
 common shares outstanding                           7,728,392             7,785,997

------------------------------------------------------------------------------------


(1) Net sales by business group                  Second Quarter          First Six Months
       were as follows (000's):                   1997      1998          1997      1998
                                               --------   -------       -------   --------
         Residential Casegoods                 $ 67,622    73,678       136,172    154,260
         Residential Upholstery                  29,141    29,782        60,714     63,905
         Contract Sales                          28,809    32,045        52,054     64,749
                                               --------   -------       -------    -------
             Total                             $125,572   135,505       248,940    282,914
                                               ========   =======       =======    =======